Exhibit 99.1

‘mktg, inc.’ Announces Change in Management and Update on Financial Restatement and Current Performance

NEW YORK, February 24, 2009 — ‘mktg, inc.’ (Nasdaq: CMKG) announced today that on February 23, 2009, the Board of Directors of ‘mktg, inc.’ accepted the resignations of Charles F. Tarzian and Fred Kaseff, effective as of March 1, 2009, as the Company’s Chief Executive Officer and Chief Financial Officer, respectively. In addition, Mr. Tarzian resigned from the Company’s Board of Directors effective immediately.

In connection with these resignations, the Company promoted Charles Horsey from Chief Operating Officer to serve as the Company’s President, and appointed James Haughton to serve as the Company’s Vice President – Controller, in each case, effective as of March 1, 2009. Following Mr. Kaseff’s departure, Mr. Haughton will serve as the Company’s principal accounting officer until the Company appoints a Chief Financial Officer.

Mr. Horsey, 41, currently serves as the Company’s Chief Operating Officer, a position he has held since December, 2008, and originally joined the Company as an Executive Vice President on June 30, 2008 upon the Company’s acquisition of 3 For All Partners, LLC d/b/a mktgpartners. Mr. Horsey helped found mktgpartners in 2003 and served as its Chief Executive Officer from January 2007 until it was acquired by the Company. Under Mr. Horsey’s leadership, mktgpartners’ revenues grew to more than $14 million in 2007 in only its fourth full year of operation. Previously, from 1992 until co-founding mktgpartners, Mr. Horsey held various positions in the Contemporary Marketing division of Clear Channel Communications, Inc., culminating with his appointment as Chief Executive Officer of that division. In that latter capacity, Mr. Horsey integrated and was responsible for offices in New York, Atlanta, Charlotte and San Francisco, and oversaw significant growth.

Mr. Haughton, age 49, is a Certified Public Accountant and has been employed by the Company in its finance and accounting department since November 2007. Previously, from October 2005 to June, 2007 Mr. Haughton was the Chief Financial Officer for National Retail Services, Inc. a full service provider of merchandising and retail marketing services. Prior to that, from January 2002 to October 2005 Mr. Haughton was a regional Chief Financial Officer at Euro-RSCG Worldwide, the fifth largest global advertising and communications company.

Marc Particelli, Chairman of the Board commented: “Charlie Horsey brings unique experiences, capabilities and competencies in the development and management of customer acquisition and retention marketing services. His work in the events and experiential business, combined with an intense focus on effective management, give us great confidence in his ability to lead the Company. He is committed to our core mission of delivering measurable revenue and profit value to our clients. We thank Charlie Tarzian and Fred Kaseff for their contributions to mktg and wish them success.”

Mr. Horsey commented: “mktg has an extraordinary set of capabilities that we believe positions it well for the changing market environment. While our clients and the market in general are under substantial cost pressure, our clients remain committed to experiential marketing because it directly results in measurable revenue. Despite the pressure our clients are feeling, our operating revenues have held generally steady through the first three quarters of this fiscal year – factoring in the acquisition of mktgpartners and the expected restatement affecting the first quarter. While overall marketing spending for most clients has declined we have increased our share of client marketing spending and added new clients. We see some additional softening in revenue in our fourth quarter and are taking actions to reduce costs in order to improve profitability and increase cash flow. Going forward, we expect to continue serving our existing clients, add important new clients, and continue our progress in broadening our digital content and analysis offerings.”

Commenting on the current status of the Company’s financial statements, Mr. Haughton remarked: “We have largely completed our review of the accounting issues that caused our delay in issuing current financial statements. As previously indicated, we will be restating our financial statements for our fiscal year ended March 31, 2008 and the subsequent quarterly period ended June 30, 2008. Those restatements are expected to reduce earnings before interest and tax by approximately $4.8 million in the aggregate over the periods to be restated, including a loss of approximately $1.7 million for the first quarter of Fiscal 2009 (the three months ended June 30, 2008). We currently expect to report positive net income for the second and third quarters of Fiscal 2009.”

About ‘mktg’

‘mktg’ (Nasdaq: CMKG - News) is an alternative media and marketing services company headquartered in New York with full service offices in San Francisco, Chicago, Cincinnati and Toronto. The company currently serves a variety of the world’s most recognizable brands, including Diageo, P&G, Nintendo, Pepsi, Nike, Apple, Coty, Scottrade, SAP and Google/YouTube. The company’s services include experiential marketing, digital marketing, retail promotions and strategic research and planning. The firm’s programs help its clients profitably connect with consumers and create networks of brand advocates to generate brand awareness and higher sales for its customers. For more information, please visit www.mktg.com.

This press release includes statements which constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Forward-looking statements in this press release are not promises or guarantees and are subject to risks and uncertainties that could cause our actual results to differ materially from those anticipated. These statements are based on management’s current expectations and assumptions and are naturally subject to uncertainty and changes in circumstances. We caution you not to place undue reliance upon any such forward-looking statements. Actual results may vary materially from those expressed or implied by the statements herein. Factors that could cause actual results to differ materially from the Company’s expectations are set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2008 and include the risk that projected business opportunities will fail to materialize or will be delayed. The Form 10-K may be obtained by accessing the database maintained by the Securities and Exchange Commission at http://www.sec.gov.